Exhibit 23.2
CONSENT OF UHY LLP
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Amendment No. 3 to Form S-1 of Glori Energy, Inc., and to the inclusion of our report dated December 4, 2009, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of Glori Energy, Inc. for the year ended December 31, 2008.
/s/ UHY LLP
Houston, Texas
January 20, 2012